Exhibit 99.1
For more information, contact:
Albertsons Investor Relations
208/395-6622
Albertsons Public Affairs
208/395-4024
ALBERTSONS ANNOUNCES
THIRD QUARTER 2005 RESULTS
Boise, Idaho (November 22, 2005) — Albertson’s, Inc. (NYSE:ABS) reported financial results today for its third quarter 2005, which ended November 3, 2005.
3rd QUARTER RESULTS
Reported third quarter earnings from continuing operations totaled $81 million or $0.22 per diluted share, however, when adjusted for the $.03 per diluted share impact of the three hurricanes that hit Louisiana, Texas, and Florida during the quarter, earnings from continuing operations totaled $91 million or $0.24 per diluted share. In the prior year’s third quarter, earnings from continuing operations totaled $107 million or $0.29 per diluted share. After adjustment for the impact of four 2004 hurricanes that hit Florida, earnings from continuing operations were $117 million or $0.32 per diluted share.
During the third quarter, total sales were $9.9 billion, essentially flat with last year’s third quarter revenue. Total comparable store sales were (0.4)% and identical store sales were (0.5)%.
Gross margin in the quarter increased 19 basis points to 28.12% versus last year’s third quarter at 27.93%. This increase was primarily the result of modifications to the Check the Price program, improved pharmacy margins and shrink reduction. Selling, general and administrative expenses as a percent of sales were 25.57%, up 36 basis points from last years third quarter. This increase was primarily the result of gains from the disposal of property during the third quarter of last year. The Company stayed on track to meet its $1.25 billion cost reduction goal by the end of fiscal year 2006, recording $71 million in new cost reductions during the third quarter of 2005, bringing the total cost reduction achieved since mid-2001 to $1.156 billion.
During the quarter, 7 new stores were opened, 18 were closed and 41 remodels were completed. A total of 2,476 stores were open at the end of the quarter.
YEAR TO DATE RESULTS
Reported net earnings year-to-date reached $284 million or $0.76 per diluted share versus $249 million or $0.67 per share in the prior year. Net earnings from continuing operations for fiscal year 2005 year-to-date grew to $298 million or $0.80 per diluted share versus last year’s results of $288 million or $0.77 per diluted share.
Total sales year-to-date reached $30.1 billion versus $28.8 billion last year. Year-to-date comparable store sales were +0.6 % and identical store sales were +0.4%.
HIGHLIGHTS
Other notable highlights during the third quarter include:
•	avenusm, the grocery industry’s first integrated media and marketing network was successfully piloted in the Company’s Jewel-Osco division. avenusm redefines the shopping experience by creating a customized and integrated network designed to meet specific customer needs with the right offer at the right time. Following installation in all Jewel-Osco division stores, a company wide avenusm roll out will begin in 2006.
•	Continuation of Six Sigma deployment across the Company with over 100 Black Belts managing nearly 300 projects in every functional area of the business by quarter end.
•	Expansion of the successful Renaissance drugstore format continued in both stand alone and combo stores. At quarter end, a total of 158 drug stores and drug sections of combo stores featured elements of the Renaissance format.
•	Introduction of 130 new products under the Company’s equaline™ and HomeLife™ own brands.
Subsequent to quarter end, the Company made a significant step toward completing the consolidation of its Northern California distribution operations, an intention originally announced in 2004. The Company consummated the sale of its San Leandro, California distribution center and entered into a leaseback arrangement to facilitate the transition to a streamlined distribution operation in Northern California. The net cash proceeds of $94 million were applied to reduce the Company’s outstanding commercial paper borrowings. The Company will recognize a pre-tax gain of approximately $51 million from the transaction in the fourth quarter.
GUIDANCE

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The Company has narrowed its previous guidance of $1.37 to $1.47 per diluted share for fiscal year 2005 earnings from continuing operations to between $1.37 to $1.40 per diluted share excluding any unplanned, extraordinary events (such as hurricanes and the Company’s exploration of strategic alternatives). These expected results include the impact of the San Leandro sale. The Company also reaffirmed its outlook for positive comparable and identical store sales for fiscal year 2005.
Capital expenditures for fiscal year 2005 are expected to be between $1.0 and $1.1 billion, consistent with previous guidance.
Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.
Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted net earnings from continuing operations to the most directly comparable GAAP financial measure. Investors should not exclusively rely on non-GAAP financial measures.
For purposes of identical and comparable store sales percentages disclosed in this release, the 11 acquired Bristol Farms stores are not included in the Company’s identical or comparable store sales computations and will not be included until the fourth quarter of 2005. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.
Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.
In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s 2005 fiscal year; achieving sales increases and increases in comparable and identical sales; attainment in cost reduction goals; competing effectively; the strategic alternatives being explored by the Company; the Company’s Core/Non-Core operating strategy; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” “goal” and “guidance”.
Important assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking information include

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the Company’s ability to execute the strategic alternatives being explored, including the potential sale of the Company, on commercially acceptable terms or at all; the Company’s ability to execute its restructuring plans, including the ability of the Company to complete the sale of Non-Core assets on commercially acceptable terms or at all; changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to, or the need to increase reserves for litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; results of the Company’s impairment testing; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.
Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

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ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)
Consolidated Earnings Statements

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	November 3, 2005		October 28, 2004		November 3, 2005		October 28, 2004
Sales	$9,950	100.00%	$9,974	100.00%	$30,131	100.00%	$28,755	100.00%
Cost of sales	7,152	71.88	7,188	72.07	21,667	71.91	20,669	71.88

Gross profit	2,798	28.12	2,786	27.93	8,464	28.09	8,086	28.12
Selling, general and administrative expenses	2,543	25.57	2,515	25.21	7,614	25.27	7,292	25.36
Restructuring credits	1	0.01	(10)	(0.10)	—	—	(11)	(0.04)

Operating profit	254	2.55	281	2.81	850	2.82	805	2.80
Interest expense, net	123	1.23	125	1.25	404	1.34	360	1.25
Other income, net	(1)	(0.01)	(1)	(0.01)	(4)	(0.01)	(1)	—

Earnings from continuing operations before income taxes	132	1.33	157	1.57	450	1.49	446	1.55
Income tax expense	51	0.52	50	0.50	152	0.50	158	0.55

Earnings from continuing operations	81	0.81	107	1.08	298	0.99	288	1.00
Discontinued operations:
Operating loss	(1)	(0.01)	4	0.04	(5)	(0.01)	(7)	(0.02)
Loss on disposal	(6)	(0.06)	—	—	(18)	(0.06)	(55)	(0.19)
Income tax benefit	3	0.03	(1)	(0.01)	9	0.03	23	0.08

Loss from discontinued operations	(4)	(0.04)	3	0.02	(14)	(0.05)	(39)	(0.13)

Net earnings	$77	0.77%	$110	1.10%	$284	0.94%	$249	0.87%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.22		$0.29		$0.81		$0.78
Discontinued operations	(0.01)		0.01		(0.04)		(0.10)
Net earnings	0.21		0.30		0.77		0.68

Diluted
Continuing operations	$0.22		$0.29		$0.80		$0.77
Discontinued operations	(0.01)		0.01		(0.04)		(0.10)
Net earnings	0.21		0.29		0.76		0.67

Weighted Average Common Shares Outstanding:
Basic	370		369		370		369
Diluted	373		373		371		372
Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)
Consolidated Balance Sheet Data

	November 3, 2005	February 3, 2005
Assets
Current Assets:
Cash and cash equivalents	$255	$273
Accounts and notes receivable, net	715	675
Inventories	3,411	3,119
Assets held for sale	70	43
Prepaid and other	244	185

Total Current Assets	4,695	4,295
Land, Buildings and Equipment, net	10,048	10,472
Goodwill	2,284	2,284
Intangibles, net	834	868
Other assets	486	392

Total Assets	$18,347	$18,311

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,575	$2,250
Salaries and related liabilities	663	739
Self-insurance	274	263
Current maturities of long-term debt and capital lease obligations	52	238
Other current liabilities	549	595

Total Current Liabilities	4,113	4,085
Long-term debt	5,763	5,792
Capital lease obligations	834	857
Self-insurance	685	632
Other long-term liabilities and deferred credits	1,427	1,524
Stockholders’ Equity
Common stock	369	368
Capital in excess of par	95	66
Retained earnings	5,061	4,987

Total Stockholders’ Equity	5,525	5,421

Total Liabilities and Stockholders’ Equity	$18,347	$18,311

Total Common Shares
Outstanding at End of Period	369	368
Condensed Consolidated Cash Flow Data

	39 Weeks Ended	39 Weeks Ended
	November 3, 2005	October 28, 2004
Cash Flows From Operating Activities:
Net earnings	$284	$249
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	862	806
Net deferred income taxes	(88)	66
Discontinued operations noncash charges	21	66
Other noncash (credits) charges	1	10
Changes in operating assets and liabilities	(128)	264

Net cash provided by operating activities	952	1,461

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	—	(2,214)
Capital expenditures	(637)	(750)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	171	156
Refundable deposit for tax related liabilities	(81)	—
Other	10	(22)

Net cash used in investing activities	(537)	(2,830)

Cash Flows From Financing Activities:
Proceeds from mandatory convertible security	—	1,150
Net commercial paper activity	(12)	621
Proceeds from stock options exercised	9	11
Proceeds from long-term borrowings	9	—
Payments on long-term borrowings	(229)	(523)
Mandatory convertible security financing costs	—	(33)
Dividends paid	(210)	(210)

Net cash (used in) provided by financing activities	(433)	1,016

Net decrease in cash and cash equivalents	(18)	(353)
Cash and cash equivalents at beginning of period	273	561

Cash and cash equivalents at end of period	$255	$208

Albertson’s Inc.
Reconciliation of Non GAAP Measure & Supplemental Information
(Dollars in millions, except per share amounts)
(Unaudited)
Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continuing operations:

	Third Quarter 2005				Third Quarter 2004
			Per				Per
	Before	After	Diluted		Before	After	Diluted
	Taxes	Taxes	Share		Taxes	Taxes	Share
Earnings from continuing operations, as reported	$132	$81	$0.22		$157	$107	$0.29
Hurricane costs	16	10	0.03		23	14	0.04
Estimated hurricane earnings benefit[1]	—	—	—		(6)	(4)	(0.01)

Adjusted earnings from continuing operations	$148	$91	$0.24	[2]	$174	$117	$0.32

[1]	The Company believes that the following factors contributed to the absence of measurable earnings benefits from the 2005 hurricanes: significant population migration leading up to and following the 2005 hurricanes; greater store damage than experienced in 2004; and a slightly longer timeline to re-opening all affected stores than experienced in 2004.

[2]	Amount does not sum due to rounding differences.